Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Willdan Group Inc.:

We consent to the use of our reports dated March 10, 2017, with respect to the consolidated balance sheets of Willdan Group Inc. and subsidiaries as of December 30, 2016 and January 1, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 30, 2016 and January 1, 2016, and the effectiveness of internal control over financial reporting as of December 30, 2016, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the adoption of FASB Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes during 2015.

Our report dated March 10, 2017, on the effectiveness of internal control over financial reporting as of December 30, 2016, contains an explanatory paragraph which states Willdan Group, Inc. acquired substantially all of the assets of Genesys Engineering P.C. (Genesys) during 2016, and management excluded from its assessment of the effectiveness of Willdan Group, Inc.’s internal control over financial reporting as of December 30, 2016, Genesys’ internal control over financial reporting associated with total assets of $12,927,000 and total revenues of $48,645,000 included in the consolidated financial statements of Willdan Group, Inc. and subsidiaries as of and for the year ended December 30, 2016. Our audit of internal control over financial reporting of Willdan Group, Inc. also excluded an evaluation of the internal control over financial reporting of Genesys.

/s/ KPMG LLP

November 2, 2017